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                                                                   EXHIBIT 10.31

                           INTERNAP NETWORK SERVICES
                        TERMS AND CONDITIONS OF SERVICE


This Agreement is made and entered into this day of December l7th, 1997, by and between InterNAP Network Services Corporation, a Washington Company ("InterNAP"), 2001 Sixth Avenue, Suite 300, Seattle, Washington 98121, and HomeGrocer.com. a corporation or business entity, having its office at 1445 120th Ave N.E., Bellevue, WA 93005 ("Customer"). When referred to collectively, InterNAP and Customer shall be referred to as the "Parties'.

1.   Scope of the Services.

     A. Service. Customer agrees to purchase from InterNAP, and InterNAP shall, subject to the terms and conditions of this Agreement, provide the service ("Service") described in Attachment A to this Agreement.

     B. Support Services. InterNAP shall provide Customer with a policies and procedures document which discusses standard technical support relative to the Service, and instructs Customer how to contact InterNAP, and the InterNAP technical support staff, by means of telephone, email, and pager. The InterNAP Network Operations Center ("NOC") will monitor the service being provided to Customer for purposes of ensuring that TCP/IP connectivity relating to the Service is maintained, and also for providing reasonable and appropriate outage response and trouble-shooting related to the maintenance of such connectivity. In the event of an outage or failure of connectivity relating to the Service, the InterNAP NOC will follow InterNAP's standard outage response and troubleshooting protocols which will include notification to Customer in a manner consistent to a notification process mutually agreed upon between the Parties. Customer will submit a Customer Installation Form which outlines trouble contacts and Service configuration details to InterNAP prior to scheduling of the Service installation. Information provided on the Customer Installation Form will remain in effect until amended or rescinded by Customer in writing in advance.

     Further, InterNAP will provide Customer with an emergency access telephone number. Customer agrees to use this emergency number only in instances which could reasonably be described as emergency in nature, and which have occurred through no fault of Customer. InterNAP reserves the right, at its sole discretion, to bill Customer for all non-emergency calls directed to InterNAP via the InterNAP emergency number. In the event that Customer requires a non-standard form of technical support, where such non-standard form of support is not in the nature of an emergency, Customer may make special contractual arrangements with InterNAP to provide such non-standard service under terms and conditions to be mutually agreed upon between the Parties.

2.   Contract Term and Termination.

     A. The term of the Agreement shall commence on the above date, and shall continue for a minimum period of one (1) year, unless specified as a longer term under the formerly quoted
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terms on the attached Sales Order Form provided to Customer and incorporated herein by reference. After completion of the first full term of this Agreement, this Agreement shall be automatically renewed for successive one-year periods unless either Party hereto provides written notice of termination at least thirty (30) days prior to expiration of the then current Term.

     B. This Agreement may be terminated without notice upon the occurrence of any of the following: 1) Any material breach of this Agreement; 2) Customer's failure to continue to function as a going concern, or to operate in the ordinary course of business; 3) any assignment by Customer for the benefit of creditors; 4) any filing of either voluntary or involuntary bankruptcy by Customer or Customer's creditors; 5) a failure by either Party hereto to honor any non-disclosure or confidentiality obligations arising under this Agreement or failing to honor the employee recruitment restrictions set forth within this Agreement below.

     C. InterNAP shall provide Customer a ninety (90) Day Satisfaction Guarantee whereby Customer may cancel or terminate this Agreement for any reason within the first ninety days of service without an Early Cancellation Penalty. In the event that Customer elects to terminate or cancel this Agreement after the first ninety days (90) days of service and prior to the expiration date of the then current term of the Agreement, and does so without the express written consent of InterNAP, then Customer shall be liable to InterNAP for an early cancellation penalty in an amount equal to twenty-five percent (25%) of the dollar amount, in USD currency, that Customer would otherwise be paying to InterNAP over the remainder of the term of this Agreement. In such a case, Customer agrees to pay said penalty amount without any invoice or demand for same from InterNAP, and do so within thirty (30) days after effecting the early termination/cancellation of this Agreement.

     D. This Agreement may be terminated by mutual consent between the Parties as expressed in a duly executed writing between the Parties.

3.   Service Fees and Invoicing.

     A. Customer agrees to pay InterNAP all recurring and non-recurring fees in connection within the Service as detailed in the Sales Order Form attached hereto, and incorporated herein by reference.

     B. Any fees or charges for the Service provided under this Agreement will be invoiced to Customer at the beginning of each month in which the Service is to be provided or at the end of the month if the Service is usage-based. Payment terms for any invoices to Customer by InterNAP are Net 30 days, unless stated otherwise in the Sales Order Form.

     C. Any fees or charges invoiced to Customer, and due under the terms of this Agreement, which are not paid by Customer within 45 days after the date of an invoice shall be subject to late charges. Late charges assessed by InterNAP to Customer shall accrue at a rate of 1.5% interest per month on any unpaid balances which are delinquent. Extended delinquency and nonpayment on the part of Customer for any amounts invoiced to Customer by InterNAP shall entitle InterNAP to either suspend its performance obligations under this Agreement, or terminate this

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Agreement along with Customer's access to use of the Service.

     D. Upon request, InterNAP agrees to provide Customer with a schedule of any additional fees that Customer may, from time to time, incur for services not covered under this Agreement. Customer acknowledges and agrees that InterNAP reserves the right to price certain services, which shall be described and indicated in any such Schedule, in accordance with the reasonable circumstances which might give rise to the provision of any such services.

     E. InterNAP reserves the right to reclassify service levels, publish revised formal descriptions of standard InterNAP products or services, and modify any and all published prices. Any such modifications shall be subject to the requirement that InterNAP provide Customer with a written notice of such changes at least sixty (60) days prior to such changes or modifications taking effect. In the event that InterNAP and Customer fail to agree on a reclassification of service, or any price modification consequent thereto, then either Party hereto may terminate this Agreement in accordance with the termination procedures stated herein. Upgrades in service requested by Customer may result in additional set-up fees.

4.   Service Delivery.

     InterNAP shall schedule the delivery of the Service in accordance with the delivery date specified in the Sales Order Form attached hereto and incorporated herein by reference, unless an alternative installation date is agreed upon between the Parties and expressed in a further writing which may be incorporated herein by reference. InterNAP will allow one Customer-requested delay in the delivery date, provided that such a delay does not exceed thirty (30) calendar days from the original delivery date specified in the Sales Order Form, InterNAP receives Customer's requested delay in writing no less than five (5) working days prior to the original delivery date, and Customer agrees to pay any additional charges or costs to InterNAP resulting from the requested delay. Should Customer delay delivery of the Service for more than thirty (30) calendar days beyond the original specified delivery date, then InterNAP shall invoice Customer for all applicable charges for the Service effective thirty (30) calendar days from the originally specified delivery date unless InterNAP receives Customer's written notice to cancel the affected Services on or before the date which is thirty (30) calendar days from the original delivery date, subject to InterNAP's standard cancellation charges under this Agreement.

5.   Non-disclosure/Confidentiality/Non-interference.

     A. InterNAP and Customer agree that during the course of dealing with each other leading up to and during the existence of this Agreement. The Parties may have access to and may become aware of information about the other Party which is confidential or proprietary in nature. Therefore, the Parties agree to take all reasonable steps necessary to maintain the confidentiality of any such information, to protect any such information as confidential, whether or not it is described as such by the communicating Party, and not to disclose any such information to any third party without the prior written consent of the disclosing party hereto, unless such third party is an authorized agent or employee having the need to know such information in the normal course of their work on behalf of either Party hereto.

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     B.   The Parties agree to not use any information disclosed within the business relationship between the Parties, or under this Agreement, for any purpose other than to effectuate and bring about the central purposes of this Agreement.

     C. The Parties hereto agree to not offer employment or any other financial relationship to employees of the other Party to this Agreement for a period of no less than six (6) months after the other Party's employee has terminated his/her employment, or for a period of three (3) months after this Agreement is otherwise terminated, whichever occurs first.

     D. The Parties hereto agree that their obligations under Section 5 of this Agreement shall continue for the duration of the Agreement, and for a period of two (2) years beyond any termination of this Agreement. Failure to comply with any provisions in this Section on the part of one Party shall entitle the other Party to recovery of reasonable damages and attorneys fees for any legal action in which an injured Party prevails.

6.   InterNAP Duties and Responsibilities.

     A. InterNAP shall provide, install, operate. and maintain the Service in accordance with the descriptions of the Service provided within the Sales Order Form and relevant Service Description, both of which are attached hereto and incorporated herein by reference, InterNAP shall provide such Service within the terms and conditions of this Agreement. InterNAP shall not be responsible for any equipment or cabling that connects equipment of any kind that is not provided by InterNAP in conjunction with delivery of the Service.

     B. InterNAP warrants that the Service will be in good working order and will, in all material respects, conform to the requirements of the Service Description attached hereto, as well as those of the terms and conditions contained in this Agreement. Customer's sole remedy for performance or nonperformance of delivery of the Service in accordance with the terms and conditions of this Agreement shall be repair or replacement of the Service. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO. THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Nothing contained within this Section shall limit Customer's damages that they may be entitled to by law.

7.   Duties and Responsibilities of Customer.

     A. Customer shall, at its own expense, provide all necessary preparations required to comply with InterNAP's installation and maintenance specifications for delivery of the Service. Customer shall be responsible for the costs of relocation or removal of connectivity that results from the actions of Customer, and shall provide InterNAP, or its agents, with reasonable access to Customer's premises to perform any acts required by the terms and conditions of this Agreement.

     B. Customer agrees to properly and lawfully use the Service it is procuring from InterNAP.

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Customer shall be liable for any and all damages to InterNAP property that may be located on Customer's premises, excluding reasonable wear and tear. Upon expiration or termination of this Agreement, Customer shall surrender to InterNAP any equipment or other property owned by InterNAP that has been provided to Customer.

     C. Customer shall not, nor shall it permit or assist others to, use the Service for any purpose other than that for which it is intended; fail to maintain a suitable environment in accordance with either InterNAP's, or the relevant equipment manufacturer's, specifications; alter, tamper with, adjust, or repair the Service. Upon the occurrence of any of the above, InterNAP shall be completely released from any liability or obligation (including any warranty or indemnity obligations) to Customer relative to the Service, and Customer shall be liable to InterNAP for costs or damages incurred by InterNAP resulting therefrom.

     D. Customer shall not utilize, nor permit others to utilize, the Service for any unlawful purpose. Customer shall not, nor shall it permit or assist others to, abuse or fraudulently use the Service, including but not limited to the following circumstances: 1) obtaining or attempting to obtain service by any means or device with intent to avoid payment; 2) unauthorized access, alteration, destruction. or any attempt thereof, of. any information of another InterNAP customer by any means or device; 3) using the Service so as to interfere with the use of the InterNAP network by other customers or authorized users, or in violation of the law, or in aid of any unlawful act; 4) using the Service in a manner which, in the sole opinion of InterNAP, is not in accordance with the generally accepted rules of Internet conduct and etiquette as may be reasonably adopted and interpreted by InterNAP.

     E. Upon the occurrence of any of the foregoing violations of Customer's responsibilities, InterNAP may suspend its performance and/or terminate the Agreement with no further obligation to Customer.

8.   Systems Not Provided by InterNAP.

     A. InterNAP shall not be responsible for the installation, operation, or maintenance of hardware or software not provided by InterNAP unless specifically agreed to in writing between the Parties. Further, InterNAP shall not be responsible for the transmission or reception of information by such hardware or software in conjunction with the Service.

     B. Customer shall be responsible for the selection, use, and compatibility of hardware or software not provided by InterNAP. In the event that such hardware or software impairs Customer's use of the Service, Customer shall nonetheless be liable for payment to InterNAP for provision of the Service. Upon notice from InterNAP that the hardware or software not provided by InterNAP is causing, or is likely to cause, a hazard, interference, or obstruction of the Service, Customer shall eliminate such hazard, interference, or Service obstruction. InterNAP reserves the right to disconnect the Service until such hazard, interference, or Customer corrects Service obstruction. If requested by Customer, InterNAP may, at its then current rates, trouble-shoot difficulties caused by hardware or software not provided by InterNAP in the event that such troubleshooting is outside the scope of Service to be provided by InterNAP to Customer.

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     C.   InterNAP shall not be responsible if any changes in the Service cause hardware or software not provided by InterNAP to become obsolete, requirement, modification or alteration, or otherwise affect performance of such hardware or software.

     D. If Customer provides its own router in conjunction with the Service, such as in the case of a remote frame relay or private line connection from Customer's premises to an InterNAP facility, then Customer is fully responsible for the installation, maintenance, and configuration of such Customer-provided router, unless otherwise agreed to in writing between the Parties hereto. InterNAP must approve in advance the make, model, and/or software revision of a Customer-provided router, and InterNAP shall have the right, in cooperation with Customer, to set she initial configuration for the router interface into the Service should this be agreed to between the Parties.

9.   Limitation of Liability.

     A. Under no circumstances shall InterNAP be liable, either in contract or in tort, for unauthorized access to Customer's network or transmission facilities or Customer-premise equipment; or for the unauthorized access to or alteration, theft, or destruction of Customer's data files, programs, procedure, or information through accident, fraudulent means or devices, or any other method.

     B. Except to the extent caused by the negligence of InterNAP, InterNAP shall not be liable for claims or damages resulting from or caused by:

          1) Customer's fault. negligence or failure to perform Customer's responsibilities; 2) claims against Customer by any other party; .3) any act or omission of any other party; and, 4) equipment or services furnished by a third party.

     C. For any claim arising under or related to a provision of the Service, Customer's damages, if any, shall be limited to those actually proven as directly attributable to InterNAP, subject to the following limitations:
InterNAP will not be liable under any circumstances for any indirect, incidental, or consequential damages including, but not limited to, lost profits, even if InterNAP has been advised of the possibility of such damages.

10.  Indemnities.

     A. If promptly notified of any action brought against Customer based on a claim that the Service provided by InterNAP and used by Customer infringes on a United States patent or copyright, InterNAP will defend such action at its expense and will pay any and all fees, costs, or damages that may be finally awarded in such action or resulting settlement. In the event that a final injunction is obtained against Customer prohibiting use of the Service by reason of infringement of the United States patent or copyright, InterNAP will, at its option and expense, either procure the right for Customer to continue using the service, or, procure alternative Service which furnishes equivalent functionality, or direct Customer to return or rescind the Service

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provided by InterNAP, and in such event, terminating by mutual consent this
Agreement for the Service.

     B. InterNAP will be indemnified and saved harmless by Customer from and against all loss, liability, damage, and expense, including reasonable attorneys fees, caused by negligent acts or omissions of officers. employees, agents, vendors or contractors of Customer which result in claims or demands for damages to property or for injury or death to persons, including payments made under any Worker's Compensation Law or under any plan for employee's disability or death benefits; any claims arising from information, data, or messages transmitted over InterNAP's network by Customer including, but not limited to, claims for libel, slander, invasion of privacy, infringement of copyright, and invasion and/or alteration of private records or data, claims for infringement of patents arising from the use of hardware or software not provided by InterNAP in connection with the Service, and; any damages or loss incurred directly by InterNAP as a result of a failure of any piece of' Customer-provided equipment that may be installed within InterNAP's facilities in conjunction with provision of the Service by InterNAP to Customer including, but not limited to, failures resulting in fire, electrical, heat, and/or water resulting from any such failure, even when such equipment is installed with the permission of, or assistance of, InterNAP.

11.  Miscellaneous Terms and Conditions.

     A. Customer shall not assign or transfer this Agreement without the prior written consent of InterNAP. InterNAP may, however, assign this Agreement to any parent company or company under common ownership, management, and control with InterNAP with thirty (30) days written notice to Customer.

     B. InterNAP will not be responsible for performance of its obligations under this Agreement where delayed or hindered by war, riots, embargoes, strikes, casualties, accidents or other occurrence beyond InterNAP's control. InterNAP shall notify Customer in the event of any of the foregoing occurrences. Should such occurrences continue for more than sixty (60) days, InterNAP or Customer may cancel this Agreement with no further liability.

     C. Provision of the Service hereunder is subject to InterNAP's continuing approval of Customer's credit-worthiness. Customer shall furnish financial information as InterNAP may, from time to time, reasonably request to determine Customer's creditworthiness.

     D. Any disputes or claims arising out of or relating to this Agreement shall be brought within one (1) year of the occurrence of any such dispute or claim.

     E. The terms and conditions of this Agreement may not be modified, except by written amendment by the Parties hereto. No agent. employee, or representative of InterNAP or Customer has the authority to bind the Parties to any representation or warranty unless such is specifically included in the terms and conditions of this Agreement, or within any written amendments thereto.

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     F.   Notice to the Parties hereto of any modifications of the Service, modifications to pricing, changes of address, disputes, or intentions to terminate this Agreement shall be sent by registered mail to the address of the Party being notified which is shown within the first paragraph of this Agreement. All other notices may be sent by regular mail between the Parties.

     G. The Parties shall attempt to resolve all disputes arising out of, or related to, this Agreement through good-faith negotiations.

     H. This Agreement, including all Attachments. Sales Order Forms, and other documents that are incorporated herein by reference, shall be construed and enforced in accordance with, and the laws of the State of Washington shall govern the validity and performance.

     I. This Agreement consists only of the document upon which the authorized representatives of the Parties have affixed their signatures, these specific terms and conditions, and those documents specifically incorporated herein by reference or formally executed Addendum. This Agreement, as so constituted, is the entire Agreement between the Parties with respect to the Service, and may not be modified in any way unless such modification is by means of written Addendum, signed and dated by the duly authorized representatives of the Parties hereto.

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